EXHIBIT 99

For Immediate Release

Contact: Michelle Sullivan
The Boston Beer Company
(617) 368-5165

BOSTON BEER REPORTS 16% INCREASE IN FOURTH QUARTER NET
REVENUE AND A 24% DILUTED EPS INCREASE FOR THE FULL YEAR

BOSTON, MA (3/7/06) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved fourth quarter 2005 net revenue of $64.8 million, an increase of 16% over fourth quarter 2004. The increase was driven by a 14% increase in shipment volume and a 1.8% increase in net revenue per barrel as compared to the same quarter last year. Fourth quarter 2005 diluted earnings per share were $0.16 and net income was $2.3 million, a decrease of $0.03 per diluted share and $0.6 million, respectively, from the same quarter last year. For the fiscal year ended December 31, 2005, the Company recorded diluted earnings per share of $1.07 and net income of $15.6 million, up $0.21 per diluted share and $3.1 million, respectively, from the 2004 fiscal year. Net revenue increased by 9.7% to $238.3 million in 2005 compared to 2004 net revenue.

Jim Koch, Chairman and Founder of the Company, commented, "We are pleased with the 6% depletions growth achieved in the fourth quarter, which resulted in 5% growth for the full year 2005. We estimate that the Better Beer category grew 7-8% in 2005 and that the Craft beer category grew approximately 9%, while the domestic beer category has experienced flat trends this year. I am optimistic about these category trends and believe that the Company is well positioned to benefit from them in 2006."

Martin Roper, Boston Beer Company President and CEO, added, "Our fourth quarter depletions growth reflected improvements in the Samuel Adams brand family and the Twisted Tea brand family. We think that our Samuel Adams brand health is being strengthened by our "Take Pride in Your Beer" communication and the positive volume trends of the Better Beer and Craft beer categories, which are benefiting from increased consumer interest in drinking better and more varieties of beer." Mr. Roper continued, "Our Twisted Tea brand family showed double digit depletions growth and we expect to invest more effort towards this product in 2006."

Fourth Quarter Results

Reported shipment volume for the period was approximately 0.4 million barrels, a 14% increase from the same period in 2004. Wholesaler inventory levels at the end of the fourth quarter of 2005 are estimated to be approximately 30,000 barrels higher than the fourth quarter 2004. We estimate that wholesaler inventory levels should have grown approximately 15,000 barrels to support the increase in depletion volumes and that the remaining 15,000 barrels of inventory build should unwind in the first half of 2006.

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In the fourth quarter of 2005, the Samuel Adams Brand Family depletions grew with increases in Samuel Adams® Seasonals and Brewmaster's Collection, offsetting some weakness in Samuel Adams Boston Lager® and Sam Adams Light®. The Company also benefited from growth in Twisted Tea®.

The Company's net income of $2.3 million, or $0.16 per diluted share, for the three months ended December 31, 2005, decreased by $0.6 million or $0.03 per diluted share from the same period last year, primarily due to an increase in advertising, promotional and selling expenses. Net revenue increased by $8.9 million, or 16%, during the fourth quarter of 2005 as compared to the fourth quarter of 2004 due to the increase in shipment volume and a 1.8% increase in net revenue per barrel. The increase in net revenue per barrel is due to price increases and a shift in the package mix. Gross margin as a percentage of net sales decreased to 57.7 % in the fourth quarter of 2005 from 59.4% in the same quarter last year. The decrease in gross margin during the fourth quarter of 2005 was primarily due to cost increases related to production and higher package material costs and a shift in product and package mix. Advertising, promotional and selling expenses increased by $4.4 million during the quarter as compared to the prior year, primarily due to higher freight fuel costs, selling costs and promotional expenditures. General and administrative costs increased by $0.8 million during the quarter as compared to the prior year, driven by increases in salary and benefit costs, legal and consulting fees and insurance costs.

Full Year 2005 Results

Reported shipment volume for the fiscal year ended December 31, 2005, was 1.4 million barrels, a 7.2% increase over 2004.

Fiscal year 2005 distributor sales of the Boston Beer brands to retail (depletions) increased by 5% over the 2004 fiscal year.

The Company's recorded net income of $15.6 million, or $1.07 per diluted share for the fiscal year ended December 31, 2005, increased by $3.1 million, or $0.21 per diluted share, as compared to the 2004 fiscal year. Net revenue increased $21.1 million or 9.7% due to the increase in shipment volume and a 2.4% increase in net revenue per barrel. The increase in net revenue per barrel is due primarily to price increases and a shift in the package mix. Gross margin as a percent of net sales was virtually flat at 59.4% compared to 59.5% in the same period last year, principally due to net price increases that were offset by unfavorable packaging material and production costs. Advertising, promotional and selling expenses increased by $6.0 million, or 6.3%, for the twelve months ended December 31, 2005 compared to the same period last year, driven by higher freight fuel costs, selling costs and promotional investment behind the brands. General and administrative expenses increased by $2.5 million compared to the same period last year, primarily due to increases in salaries and benefits, consulting, and legal fees. Interest and other income increased by $1.6 million compared to the same period last year primarily due to interest income earned on cash investments.

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Bill Urich, Boston Beer's Chief Financial Officer, commented, "We are pleased that our growth in depletions and our pricing increases of approximately 2% in 2005 have enabled us to maintain full year gross profit margins year on year despite the upward pressures on our production costs. We achieved a 24% increase in earnings per share, while increasing our advertising and selling investment behind our brands by over 6%. We do believe however, that our 2005 full year earnings per share of $1.07 benefited from some inventory build at our wholesalers which we expect will unwind during the first half of 2006." Mr. Urich continued, "The Company invested $14.0 million in total capital expenditures for the year 2005. We continue to generate positive cash flow and for the full year 2005 our operating cash flow was $28.8 million, resulting in cash and short term investments as of the end of the year of $63.9 million."

During the three months ended December 31, 2005, the Company repurchased $1.7 million of its Class A Common Stock. Through March 6, 2006, the Company has repurchased a cumulative total of approximately 7.7 million shares of its Class A Common Stock for an aggregate purchase price of $89.2 million, and had $10.8 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of March 6, 2006, the Company had 9.8 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

Other Matters

Shipments and orders in-hand suggest that core shipments for the first fiscal quarter of 2006 could be up approximately 14% as compared to the same period in 2005. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.

Martin Roper stated, "January and preliminary February 2006 depletions are estimated to be up 17% over 2005. We believe our 2006 depletions have been favorably impacted by milder weather in the Northeast in 2006, one additional selling day, and the continued positive trends of the Craft beer category."

Looking forward in 2006, the Company is targeting depletion growth for 2006 to be in line with the 2005 Craft beer category depletion growth. The Company's pricing plans include an overall 2% increase which may be more difficult to achieve than in the past few years, given the current pricing environment.

Based on current known information, the Company is facing overall production and freight costs increases of approximately 5% over full year 2005, which could vary depending on actual energy costs in 2006. The Company believes that its 2006 effective tax rate will be similar to its 2005 effective tax rate. Based on current knowledge, 2006 gross margin could be down as much as 1% below full year 2005. Based on these assumptions, 2006 earnings per diluted share are expected to be between $1.10 and $1.18, absent any significant change in currently planned levels of brand support and before accounting for the impact of the adoption of FASB 123R, Share-Based Compensation. The Company estimates that the adoption of FASB 123R will reduce earnings per diluted share by between $0.06 and $0.10 in 2006. This impact will depend on the vesting of certain performance-based options. The Company's

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ability to achieve this type of earnings growth in 2006 is dependent on its ability to achieve challenging targets for volume, pricing and costs. The Company continues to pursue cost savings initiatives and pricing opportunities, and hopes to preserve its economics to allow for continued support of its brands with appropriate investment in order to grow volume and earnings.

In 2005, the Company invested over $11.0 million in the Cincinnati Brewery in order to expand the facility and to increase efficiencies, and as a result, in 2006, the Cincinnati Brewery is expected to produce approximately two-thirds of the Company's total production volume. The Company continues to evaluate its long term production strategies, including expanding its Cincinnati Brewery further and potential significant investments in other locations, including building a new brewing facility.

The Company currently estimates total capital expenditures in 2006 to be between $7.0 and $10.0 million, but this estimate does not include any major brewery investments that result from the Company's evaluation of its long term production strategy. If the Company chose to execute a strategy of 100% production capacity ownership and to build a brewery, it currently estimates that this could require a capital investment of $70.0 to $90.0 million over two years, with the expectation that there would be some improvement in operating and freight costs resulting from this investment. this estimate could change based on the actual production capacity and capability built.

The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beers. Founder and Brewer, Jim Koch, brews Samuel Adams beers using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With 18 distinctive, award-winning styles of beer, Samuel Adams offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer-tasting competitions in the last five years than any other brewery in the world. Samuel Adams is an independent brewery and has half of a percent of the domestic beer market. The Company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit www.samueladams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 25, 2004 and December 27, 2003. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday March 7, 2006

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)		(unaudited)
	Quarter Ended		12 Months Ended

	December 31,	December 25,	December 31,	December 25,
	2005	2004	2005	2004
	14 weeks	13 weeks	53 weeks	52 weeks

Barrels sold	366	321	1,358	1,267

Revenue	$71,392	$61,377	$263,255	$239,680
Less excise taxes	6,640	5,574	24,951	22,472

Net revenue	64,752	55,803	238,304	217,208
Cost of goods sold	27,414	22,658	96,830	87,973

Gross profit	37,338	33,145	141,474	129,235
Advertising, promotional and selling
expenses	29,173	24,784	100,870	94,913
General and administrative expenses	4,916	4,072	17,288	14,837

Total operating expenses	34,089	28,856	118,158	109,750

Operating income	3,249	4,289	23,316	19,485
Interest income	556	270	1,761	840
Other income (expense), net	49	(9)	442	(247)

Income before provision for income taxes	3,854	4,550	25,519	20,078
Provision for income taxes	1,588	1,706	9,960	7,576

Net income	$2,266	$2,844	$15,559	$12,502

Net income per common share - basic	$0.16	$0.20	$1.10	$0.89

Net income per common share - diluted	$0.16	$0.19	$1.07	$0.86

Weighted average number of common
shares - basic	13,915	14,192	14,126	14,126

Weighted average number of common
shares - diluted	14,328	14,623	14,516	14,518

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)

	(unaudited)
	December 31,	December 25,
	2005	2004

Assets
Current Assets:
Cash and cash equivalents	$41,516	$35,794
Short-term investments	22,425	24,000
Accounts receivable, net of allowance for doubtful accounts
of $116 and $597 as of December 31, 2005 and
December 25, 2004, respectively	9,534	12,826
Inventories	13,649	12,561
Prepaid expenses and other assets	1,236	1,113
Deferred income taxes	829	1,474

Total current assets	89,189	87,768

Property, plant and equipment, net	26,525	17,222
Other assets	1,963	1,095
Goodwill	1,377	1,377

Total assets	$119,054	$107,462

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$11,378	$9,744
Accrued expenses	17,361	16,494

Total current liabilities	28,739	26,238

Deferred income taxes	2,390	2,085
Other liabilities	1,946	769

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 9,814,457 and 10,088,869
issued and outstanding as of December 31, 2005 and
December 25, 2004, respectively	98	101
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued and
outstanding	41	41
Additional paid-in capital	70,808	66,157
Unearned compensation	(353)	(280)
Accumulated other comprehensive loss, net of tax	(196)	(203)
Retained earnings	15,581	12,554

Total stockholders' equity	85,979	78,370

Total liabilities and stockholders' equity	$119,054	$107,462

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Consolidated Statements of Cash Flows:
(in thousands)

	(unaudited)
	Twelve Months Ended

	December 31,	December 25,
	2005	2004
	53 weeks	52 weeks

Cash flows provided by (used in) operating activities:
Net income	$15,559	$12,502
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	4,521	5,025
Realized loss on sale of available-for-sale securities	-	229
Loss (gain) on disposal of property, plant and equipment	162	(4)
Bad debt (recovery) expense	(255)	147
Stock-based compensation expense	146	121
Deferred income taxes	950	(449)
Tax benefit from stock options exercised	1,172	915
Purchases of trading securities	(9,075)	(32,400)
Proceeds from sale of trading securities	10,650	8,400
Changes in operating assets and liabilities:
Accounts receivable	3,547	(2,541)
Inventories	(1,074)	(2,671)
Prepaid expenses and other assets	(1,140)	1,692
Accounts payable	1,634	3,349
Accrued expenses	867	990
Other liabilities	1,177	(32)

Net cash provided by (used in) operating activities	28,841	(4,727)

Cash flows provided by (used in) investing activities:
Purchases of property, plant and equipment	(13,973)	(4,559)
Proceeds from disposal of property, plant and equipment	129	4
Purchases of available-for-sale securities	-	(6,255)
Proceeds from the sale of available-for-sale securities	-	20,983

Net cash provided by (used in) investing activities	(13,844)	10,173

Cash flows provided by (used in) financing activities:
Repurchase of Class A common stock	(12,537)	-
Proceeds from exercise of stock options	2,952	2,298
Net proceeds from the sale of investment shares	310	258

Net cash provided by (used in) financing activities	(9,275)	2,556

Change in cash and cash equivalents	5,722	8,002

Cash and cash equivalents at beginning of year	35,794	27,792

Cash and cash equivalents at end of year	$41,516	$35,794

Supplemental disclosure of cash flow information:
Income taxes paid	$7,901	$5,202

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